EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We have issued our report dated July 31, 2003, accompanying the consolidated financial statements appearing in the Annual Report of Cyberguard Corporation and Subsidiary on Form 10-K/A for the year ended June 30, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statement of Cyberguard Corporation and Subsidiary on Form S-8.

/s/    Grant Thornton LLP

Fort Lauderdale, FL

January 30, 2004